Exhibit 2.2
Amendment 3

AGREEMENT AND PLAN OF MERGER

Amendment #3 to the AGREEMENT AND PLAN OF MERGER, dated as of February 24, 2014, between Xiangtian (USA) Air Power Co., Ltd., a Delaware corporation and (“Parent”), and   Sanhe City LuckSky Electrical Engineering Limited Company (“Merger Sub2” of the original agreement). Parent and Merger Subs are hereinafter collectively referred to as the “Constituent Corporations.”

WITNESSETH:

WHEREAS, the board of directors of Parent has determined that it is advisable and in the best interests of the respective companies and shareholders to enter into a business combination by means of the merger of Merger Sub 2 with and into Parent (the “Merger”) and has approved and adopted this Amendment #3 to Agreement and Plan of Merger (the “Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree to the following changes to the original agreement as follows:

1.	Merger and Effective Time. Upon the filing of the articles of merger (the “Articles of Merger”), entered into concurrently herewith, with the Secretary of State of the State of Delaware, Merger Sub 2 will be merged with the parent and will survive as a wholly owned subsidiary of the Parent effective on June 1, 2014.(merger Sub 2 Time)

6.	Conversion of Securities and Consideration. At the Effective Time, by virtue of the Merger and in consideration therefore, and without any action on the part of the Constituent Corporations or any stockholder thereof, (i) each share of Merger Sub’s Common Stock shall be cancelled and replaced with shares of common stock of the Parent Corporation. Merger Sub 1 shareholders will receive one share of common stock for every Two share of Merger Sub 1 common stock they have for a total of 175,000,000 shares of Parent Common Stock and Merger Sub 2 shareholders shall receive 275,800,000 shares of Parent Common Stock split by percentage ownership of the shareholders of record of Merger Sub 2, and (ii) each share of Parent’s Common Stock shall remain unchanged in the hands of the holder thereof as an outstanding share of the Surviving Corporation. An Additional 75,000,000 shares will be allocated to Sanhe Luck Sky (Merger Sub 2) for use to raise additional capital at a share price to be determined by Merger Sub 2.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the day and year first above written.

XIANGTIAN (USA) AIR POWER CO., LTD.

By:	/s/ Zhou Deng Rong
Name: Zhou Deng Rong
Title: Chief Executive Officer

SANHE CITY LUCKSKY ELECTRICAL ENGINEERING LIMITED COMPANY

By:	/s/ Zhou Deng Rong
Name: Zhou Deng Rong
Title: Chief Executive Officer

LUCKSKY (HONG KONG) SHARES LIMITED

By:	/s/ Zhou Deng Rong
Name: Zhou Deng Rong
Title: Chief Executive Officer